                                                                     EXHIBIT 2.1









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                            STOCK PURCHASE AGREEMENT

                                  by and among

                        American Physician Partners, Inc.
                            (a Delaware corporation),

                              Questar Imaging, Inc.
                            (a Florida corporation),

                                       and

                                 Paul M. Stanley
                                Thomas R. Newkirk
                                Joseph J. Clauer

                                 August 1, 1999


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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of the 30th day of July, 1999, and effective as of August 1, 1999, by and among American Physician Partners, Inc., a Delaware corporation ("APPM"), Questar Imaging, Inc., a Florida corporation ("Company") and Paul M. Stanley ("Stanley"), Thomas R. Newkirk ("Newkirk"), and Joseph J. Clauer ("Clauer"), all individuals residing in Hillsborough county, Florida (each individually a "Shareholder" and collectively "Shareholders"). Capitalized terms not otherwise defined when first used herein shall have the meanings ascribed to them in
Article XIII of this Agreement.

                                    RECITALS

         A. Shareholders collectively own 3,000 shares of common stock, $1.00 par value per share (the "Company Common Stock"), of Company, which shares constitute all of the issued and outstanding capital stock of Company (the "Shares").

         B. Shareholders desire to sell to APPM and APPM desires to purchase from Shareholders the Shares.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES

         Section 1.1 Agreement to Sell and Purchase Shares. For the consideration hereinafter provided and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.4 hereof) Shareholders shall sell, assign, transfer, convey and deliver to APPM, free and clear of all Encumbrances, and APPM shall purchase and acquire from Shareholders, the Shares. At the Closing, Shareholders shall cause to be delivered to APPM certificates representing the Shares, together with accompanying signed stock powers or instruments of assignment, duly endorsed in blank by Shareholders, for the transfer of the Shares to APPM with all necessary transfer taxes paid or other revenue stamps affixed thereto.

         Section 1.2 Purchase Price. At the Closing, subject to the terms and conditions of this Agreement, APPM agrees to pay to Shareholders, as the purchase price (the "Purchase Price") for the Shares, the consideration set forth in Exhibit A, plus the additional consideration set forth on Exhibit B shall be paid to Shareholders at the time and subject to the conditions as are set forth on such exhibit.

         Section 1.3 Certain Prorations. APPM and Shareholders shall prorate certain expenses set forth on Schedule 1.3 attached hereto of Company and Subsidiaries through the Effective Date (as defined in Section 1.4 hereof). Shareholders shall be jointly and severally responsible for paying the portion of the prorated expenses that accrued prior to the Effective Date and APPM shall be responsible for paying the portions of the prorated expenses on and subsequent to the Effective Date. Notwithstanding anything to the contrary in this Agreement, Shareholders or their respective assigns, and not APPM, shall be responsible for all costs associated with the development of the Development Centers from the Effective Date through the


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date that each such Development Center becomes operational and the Development
Center Assets of such Development Center are transferred and assigned to a Subsidiary designated by Company as set forth in Section 4.3.

         Section 1.4 Closing. The closing of the sale and purchase of the Shares under and in accordance with this Agreement (the "Closing") shall take place at the offices of Haynes and Boone, L.L.P., 901 Main Street, Suite 3100, Dallas, Texas 75202, at 10:00 a.m., on July 30, 1999 (the "Closing Date"), or such later date as may be mutually agreed to in writing by the parties hereto, and shall be effective for all purposes as of August 1, 1999 at 12:01 a.m. (the "Effective Date").

         Section 1.5 Deemed Distribution of Company Cash Prior to Effective Date. Prior to the Effective Date, Company shall determine and shall be deemed to distribute to Shareholders an amount in cash equal to the amount of cash that Company has in its bank accounts (including all accounts receivable collected by Company and its Subsidiaries (or their respective billing agents) through the day preceding the Effective Date) as of the close of business on the day immediately preceding the Effective Date ("Available Cash"). Such deemed distribution of Available Cash shall be paid on the Closing Date.

         Section 1.6 Closing Costs. Each party shall pay for its own attorneys', accountants' and other advisory fees associated with the Closing, including those fees and costs incurred on or after the Effective Date, except that with respect to any fees or costs that are not paid by Company from Available Cash, then Shareholders shall be individually responsible for all attorneys', accountants' and other advisory fees incurred by Company and Subsidiaries associated with the transaction giving rise to this Agreement and the Closing. Shareholders also shall be jointly and severally responsible for paying all costs incurred by Company and Subsidiaries (that are not paid by Company from Available Cash) for litigation, UCC, tax lien and judgment searches performed in connection with this transaction. Shareholders shall not be required to reimburse Company for fees or costs paid by Company with Available Cash.

         Section 1.7 Certain Company Furniture, Fixtures and Equipment. All Company furniture, fixtures and equipment that are located and utilized in Company's principal business office at 15438 North Florida, Suite 200, Tampa, Florida, will be deemed transferred to Shareholders, subject to liabilities relating to such assets (e.g., operating leases, capital leases, etc.) immediately preceding the Effective Date.

         Section 1.8 Parties' Intention Regarding Pre-Effective Date Liabilities. The parties intend that all costs and expenses, except Trade Payables incurred in the ordinary course of business within one payment cycle (not to exceed thirty (30) days) of the Effective Date, of Company and Subsidiaries incurred or accrued prior to August 1, 1999, shall be paid by Company or Subsidiaries prior to the Effective Date or shall be paid by Company from Available Cash. If Company pays any such costs or expenses other than as set forth above, then Shareholders shall immediately reimburse Company for all such payments and APPM may offset any payments due by it to Shareholders for all such payments.

                                   ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

         As an inducement to APPM to enter into this Agreement and to purchase the Shares and except as set forth and referenced in the Schedules, each Shareholder, jointly and severally, represents and warrants to APPM, as of the Effective Date and the Closing Date, as follows:


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         Section 2.1 Capitalization; Ownership.

                  (a) Company. The authorized capital stock of Company consists solely of 7,000 shares of Company Common Stock of which 3,000 shares are issued and outstanding. Shareholders are the owners of all right, title and interest (legal, record and beneficial) in and to the Shares described in Schedule 2.1(a) hereto, free and clear of any and all Encumbrances or restrictions of any nature whatsoever (except for any restrictions on transfer imposed by any federal securities laws or state blue sky laws) and the Shares described in Schedule 2.1(a) constitute all of the issued and outstanding Company Common Stock. The delivery to APPM of the Shares pursuant to and in accordance with the provisions of this Agreement will transfer to APPM good and marketable title in and to all such Shares free and clear of any and all Encumbrances or restrictions of any kind or nature whatsoever (except for any restrictions on transfer imposed by any federal securities laws or state blue sky laws). Except as specifically set forth in this Agreement, no Person has any interest, agreement, option, right, participation, or privilege (whether preemptive or contractual) capable of becoming an agreement or option, for the purchase of any of the Shares, or any interest therein, from any Shareholder or Shareholders. Each of the Shares has been legally and validly issued and is fully paid and nonassessable, and was issued pursuant to a valid exemption from registration under (i) the Securities Act and (ii) all applicable state securities laws. No Shares have been issued or disposed of in violation of any preemptive rights, rights of first refusal, or similar rights of Shareholders or any interest holder of Company. Other than Company Common Stock, Company has no securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with Shareholders on any matter.

                  (b) Subsidiaries. Schedule 2.1(b) lists (i) the name and state of incorporation, organization or formation of each Subsidiary; (ii) the number of shares of authorized capital stock or other ownership interest of each Subsidiary (singularly, "Subsidiary's Capital Stock" and collectively, "Subsidiaries' Capital Stock"); (iii) the owner of all right, title and interest (legal, record and beneficial) in and to the issued and outstanding shares or other ownership interest of each Subsidiaries' Capital Stock; (iv) the number of shares or other ownership interest of each Subsidiaries' Capital Stock owned by each owner; (v) the states in which each Subsidiary is duly qualified to conduct and/or conducts its business; and (vi) any assumed names used by each Subsidiary in its business. Except as set forth on Schedule 2.1(b), the Subsidiaries' Capital Stock is wholly owned by Company, free and clear of any and all Encumbrances or restrictions of any nature whatsoever (except for any restrictions on transfer imposed by any federal securities laws or state blue sky laws) and the shares described in Schedule 2.1(b) are all of the issued and outstanding shares or other ownership interest of Subsidiaries' Capital Stock. Except as specifically set forth in this Agreement, no Person has any interest, agreement, option, right, participation, or privilege (whether preemptive or contractual) capable of becoming an agreement or option, for the purchase of any Subsidiary's Capital Stock, or any interest therein. All shares or other ownership interest of each Subsidiary's Capital Stock have been legally and validly issued, are fully paid and nonassessable, and were issued pursuant to a valid exemption from registration under (i) the Securities Act and (ii) all applicable state securities laws. No shares or other ownership interest of any Subsidiary's Capital Stock has been issued or disposed of in violation of any preemptive rights, rights of first refusal, or similar rights of any Person. No Subsidiary has any securities, bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) on any matter.

         Except as disclosed in Schedule 2.1(b) hereto, prior to the Closing, Stanley Medical, Inc. has been liquidated and dissolved and all of its assets and liabilities were transferred to and are now owned by Questar


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PVH, Inc. In addition, no entity owned by Company or Shareholders exists under the laws of any jurisdiction named Questar Santa Barbara, Inc., Questar Novato, Inc. or any substantially similar names.

         Except as disclosed in Schedule 2.1(b) hereto, neither Company nor the Subsidiaries owns, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity, other than marketable securities.

         Section 2.2 Transactions in Capital Stock. There exist no Company Rights or Subsidiaries Rights. Neither Company nor any Subsidiary has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of their respective equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         Section 2.3 Organization and Good Standing; Qualification. Each of Company and Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, with all requisite corporate or other power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. Company and each Subsidiary is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Copies of the Articles of Incorporation of Company and each Subsidiary, as amended or restated, and the Bylaws of Company and each Subsidiary, as amended or restated, and copies of the corporate minutes of Company and each Subsidiary for the 36 months immediately preceding the date of this Agreement, all of which have been or will be made available to APPM for review prior to Closing, are true and complete and in effect on the date of this Agreement, and in the case of the corporate minutes, accurately reflect all material proceedings of Shareholders and the directors of Company and the shareholders and directors of each Subsidiary (and all committees thereof) for the subject time period. The stock record books of Company and each Subsidiary, which have been or will be made available to APPM for review prior to Closing, contain true, complete and accurate records of the stock ownership of record of Company and Subsidiaries and the transfer record of the shares of its capital stock. Company has provided to APPM a copy of all partnership, joint venture, operating and similar agreements, including all amendments thereto as listed on
Schedule 2.1(b) hereto, and all such agreements are true and complete and in effect on the date of this Agreement. The books and records of all partnerships, joint ventures, operating and similar agreements that are under the control of Company or any Subsidiary have been or will be made available to APPM for review, contains true, complete and accurate records of the ownership of record of the partnership, joint venture, limited liability company and similar interests and the transfer record of the ownership of its partnership, joint venture, limited liability company or similar interests.

         Section 2.4 Authorization and Validity. Company and Shareholders have all requisite corporate and individual power and capacity to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Company of this Agreement and the agreements contemplated herein, and the consummation by Company of the transactions contemplated hereby and thereby, are within Company's corporate powers and have been duly authorized by all necessary action on the part of Company's Board of Directors and Shareholders. This Agreement has been duly executed by Company and Shareholders, and this Agreement, and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Company and Shareholders are a party, constitute, or upon execution will constitute, valid and binding agreements of Company and Shareholders, enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.


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         Section 2.5 Governmental Authorization. Other than consents, filings or notifications required to be made or obtained by APPM and except as disclosed on
Schedule 2.5 hereto, the execution, delivery and performance by Company and Shareholders of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Company and Shareholders, require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 2.6 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Company, Subsidiaries and each Shareholder of this Agreement and any other agreements contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) other than consents, filings or notifications required to be made or obtained by APPM and except as may be disclosed on Schedule 2.5 hereto do not require the consent of any governmental or regulatory body or authority or any other third party; (ii) will not conflict with any provision of Company's or Subsidiaries' respective Articles of Incorporation or Articles of Organization, as amended or restated, bylaws or operating agreement, as amended or restated, or partnership agreement, as amended and restated; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Company, any Subsidiary or any Shareholder is a party or by which Company, any Subsidiary or any Shareholder or any of their properties are subject or bound;
(iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of, any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which Company, any Subsidiary or any Shareholder is a party or by which Company, any Subsidiary or any Shareholder or any of their properties are bound; (v) will not create any Encumbrance or restriction upon any of the assets or properties of Company, Subsidiaries or Shareholders; (vi) will not cause, upon the transfer to APPM of the Shares, any rights of first refusal, restrictions on transfer or any similar rights or any change of control provision, contained in any agreement or instrument, to become effective; and (vii) do not require the consent, approval or authorization of, notice to, or declaration, filing or registration with, any non-governmental Person.

         Section 2.7 Y2K Representation. To Company's and Shareholders' best knowledge, all areas of Company's and Subsidiaries' businesses and systems (including, but not limited to, their software, hardware, firmware and products) are Year 2000 Compliant. For purposes of this Section 2.7, Year 2000 Compliant means that Company's and Subsidiaries' businesses and systems will correctly recognize and perform properly date-sensitive functions involving dates prior to and any date after December 31, 1999. To Company's and Shareholders' best knowledge, each of Company's and Subsidiaries' suppliers, vendors and customers will, on a timely basis, be Year 2000 Compliant.

         Section 2.8 Absence of Changes. Except as disclosed in Schedule 2.8 or as permitted or contemplated by this Agreement, since May 1, 1999, Company and Subsidiaries have conducted their businesses only in the ordinary and usual course, consistent with past practices, and have not:

                  (a) suffered any adverse change (whether or not covered by insurance) to the businesses, properties, operations or prospects of any of Company or Subsidiaries;

                  (b) paid, discharged or satisfied any material liability, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business;

                  (c) written off as uncollectible any accounts receivable;


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                  (d) canceled or compromised any debts, or waived or permitted to lapse any claims or rights, or sold, transferred or otherwise disposed of any of their respective properties or assets;

                  (e) entered into any commitment or transaction not in the ordinary course of business that is material to Company or any Subsidiary, or made any capital expenditure or commitment in excess of $5,000 individually or $10,000 in the aggregate;

                  (f) made any material change in any method of accounting or accounting practice, credit practices, collection policies, or payment policies;

                  (g) incurred any liabilities or obligations (absolute, accrued or contingent) or additional borrowing or extensions of credit in excess of $5,000 individually or $10,000 in the aggregate (but specifically excluding any such liabilities, obligations, etc., with respect to Development Center equipment leases);

                  (h) mortgaged, pledged, subjected, or agreed to subject, any of their respective assets, tangible or intangible, to any claim or Encumbrance, except for liens for current personal property taxes not yet due and payable or for mechanics, landlords, materialmen, and other statutory liens, purchase money security interests, sale-leaseback interests granted, and all other Encumbrances granted in similar transactions;

                  (i) sold, redeemed, acquired or otherwise transferred any equity or other interest in Company or any Subsidiary;

                  (j) increased any salaries, wages or any employee benefits for any employee of Company or any Subsidiary, or paid any bonus, except in the ordinary course of business and consistent with past practice and disclosed to APPM;

                  (k) hired, committed to hire, or terminated any employee except in the ordinary course of business and as disclosed to APPM;

                  (l) declared, set aside, or made any payments, dividends or other distributions to Shareholders in their capacities as Shareholders, or any other holder of Company or any Subsidiary's Capital Stock (except as expressly contemplated herein);

                  (m) entered into any agreement(s) (including, but not limited to, equipment or tenant improvement leases, management agreements, radiology services agreements, office leases, etc.) that are not substantially similar to the agreements most recently used by Company and Subsidiaries and consistent with the Expression of Interest Letter among APPM, Company and Shareholders, dated May 27, 1999;

                  (n) since May 1, 1999, disposed of any assets owned by Company or Subsidiaries, including, but not limited to, office furniture and equipment, office supplies, computer hardware and software, trademarks, trade-names, advertising and promotional literature, goodwill, website, etc.;

                  (o) redeemed, or received or requested any refund of, any prepaid expenses, deposits or similar items; or

                  (p) agreed, whether in writing or otherwise, to take any action described in this Section 2.8.



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         Section 2.9 Litigation and Claims. Except as disclosed in Schedule 2.9 hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or threatened against Company, Subsidiaries, Shareholders or any licensed professional or other individual affiliated with Company or Subsidiaries, and there is no basis for any such action or any set of facts or occurrence of any event which might give rise to the foregoing. There are no unsatisfied judgments against Company, Subsidiaries or Shareholders, or any consent decrees to which any of the foregoing is subject, relating to services provided on behalf of Company or Subsidiaries. Each of the matters, if any, disclosed in Schedule 2.9 (collectively, the "Litigation") is within the coverage provisions of insurance of Company, Subsidiaries or Shareholders as in effect on the date hereof.

         Section 2.10 No Violation of Law. Neither Company, Subsidiaries nor any Shareholder has been, nor shall be as of the Closing Date and the Effective Date (by virtue of any action, omission to act, contract to which it is a party, or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices.

         Section 2.11 Employee Matters. Except as listed in Schedule 2.11 hereto and in Schedule 2.13 hereto, neither Company nor any Subsidiary is currently, whether directly or indirectly, a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), of or pertaining to Company, Subsidiaries and Staffing Concepts, Inc. (all references in this Agreement to Staffing Concepts, Inc. are limited to the extent that Staffing Concepts, Inc. provides employees to Company and Subsidiaries), or any of their respective present or former employees or any predecessors in interest. Schedule 2.11 lists each employee (including employees provided in connection with the agreement with Staffing Concepts, Inc.) or contractor of, or consultant to, Company and/or Subsidiaries who received any salary, benefit or bonus for 1998 in excess of $50,000, or who is expected to receive any salary, benefit or bonus in 1999 in excess of $50,000. Neither Company, any Subsidiary, nor Staffing Concepts, Inc. is delinquent in payment to any of their respective employees for wages, salaries, bonuses or other direct compensation for any services performed for them through the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee employed by the Company, Subsidiaries and/or employed through Staffing Concepts, Inc., no severance or other payments will be or become due, and Company, Subsidiaries and Staffing Concepts, Inc. have no policy, past practice or plan of paying severance on termination of employment.

         Section 2.12 Labor Relations.

                  (a) Company, Subsidiaries and Staffing Concepts, Inc. are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and are not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

                  (b) There is no unfair labor practice, charge or complaint or any other employment-related matter against or involving Company, any Subsidiary or Staffing Concepts, Inc. pending or threatened before the National Labor Relations Board or any other federal, state or local agency, authority or court and no basis for any such charge or complaint exists;


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



                  (c) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any other federal, state or local agency or court against Company, any Subsidiary or Staffing Concepts, Inc. and no basis for any such charge or complaint exists. There have been no governmental audits of the equal employment opportunity practices of Company, any Subsidiary or Staffing Concepts, Inc., and no basis for any such audit exists;

                  (d) Company, Subsidiaries and Staffing Concepts, Inc. are in compliance with the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder;

                  (e) There are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by Company, any Subsidiary or Staffing Concepts, Inc. pending or threatened by any state professional board or agency charged with regulating the professional activities of radiology care practitioners and no basis for any such inquiry or investigation exists; and

                  (f) Neither Company nor Subsidiaries are parties to any agreement or contract with any labor union.

         Section 2.13 Employee Benefit Plans.

                  (a) Identification. Schedule 2.13 hereto contains a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by Company, Subsidiaries and Staffing Concepts, Inc. (to the extent that Staffing Concepts, Inc. provides employees to Company and Subsidiaries), or to which Company, Subsidiaries or Staffing Concepts, Inc. contribute on behalf of their respective employees and all employee benefit plans previously sponsored or contributed to on behalf of their respective employees within the three years preceding the date hereof (the "Employee Benefit Plans"). "Employee Benefit Plans" includes a Code Section 401(k) plan (the "401(k) Plan") sponsored by Staffing Concepts, Inc. The 401(k) Plan accepts only elective deferral contributions from employees, and the Company and Subsidiaries have no funding liability for the 401(k) Plan. Company and Subsidiaries represent that Staffing Concepts, Inc. has timely contributed all elective deferral contributions to the 401(k) Plan, including elective deferral contributions made up to and including the Effective Date.

                  Company and Subsidiaries have provided to APPM copies of all current plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports for immediately preceding three (3) years, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of, or are incident to the administration of, the Employee Benefit Plans. Subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by Company or Subsidiaries without any further liability or obligation on the part of Company or Subsidiaries to make further contributions or payments in connection therewith following such termination, except to the extent of any benefits accrued through the date of termination which accrued benefits shall be paid by Company or Subsidiaries. No unwritten amendment exists with respect to any Employee Benefit Plan.


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



                  (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations.

                  (c) Examinations. Neither Company nor any Subsidiary has received any written notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority and no basis for any such audit, investigation or enforcement action exists.

                  (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which would be reasonably likely to result, directly or indirectly (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to Company, APPM or any of its Affiliates.

                  (e) Claims and Litigation. No pending or threatened claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries and no basis for any such claim, suit or other proceeding exists.

                  (f) Qualification. Except as noted on Schedule 2.13, Company and Subsidiaries, as applicable, have received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of
         Section 501(a) of the Code, and each such Employee Benefit Plan has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings are pending or have been threatened that could result in the revocation of any such favorable determination letter or ruling and no basis for any such revocation proceeding exists.

                  (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which Company or any Subsidiary is a member (a "Controlled Group"). Neither Company, Subsidiaries nor any member of a Controlled Group, including Staffing Concepts, Inc., maintains or has ever maintained an Employee Benefit Plan subject to Title IV of ERISA or an Employee Benefit Plan described in Section 501(c)(9) of the Code. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. Schedule 2.13 contains a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

                  (h) Excise Taxes. Neither Company, Subsidiaries nor any member of a Controlled Group, including Staffing Concepts, Inc., has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

                  (i) Multi-employer Plans. Neither Company, Subsidiaries nor any member of a Controlled Group, including Staffing Concepts, Inc., is or ever has been obligated to contribute to a multi-employer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

                  (j) PBGC. No facts or circumstances exists that would be reasonably likely to result in the imposition of liability against Company, APPM or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by Company, Subsidiaries or any member of a Controlled Group, including Staffing Concepts, Inc. No reportable event (within the meaning of Section 4043 of ERISA), for which the notice requirement has not been waived, has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

                  (k) Retirees. Except as noted on Schedule 2.13, neither Company, any Subsidiary nor Staffing Concepts, Inc. has any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable provisions of ERISA.

                  (l) Other Compensation Arrangements. Neither Company, Subsidiaries, Shareholders or Staffing Concepts, Inc. are a party to any compensation or debt arrangement with any Person relating to the provision of health care related services other than arrangements with Company and/or Subsidiaries or to which Company and/or Subsidiaries are a party.

         Section 2.14 Environmental Matters.

                  (a) Neither Company, any Subsidiary nor any of their respective predecessors has, within the five (5) years preceding the date hereof, through the Closing Date and Effective Date, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order, or any written notice of any penalty, lien or assessment, and no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by Company, any Subsidiary or any of their respective predecessors of any Environmental Law (as defined in subsection (e) below); (ii) alleged failure by Company, any Subsidiary or any of their respective predecessors to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or
         (iii) alleged illegal Regulated Activity (as defined in subsection (e) below) by Company or any Subsidiary; and there is no basis for any such notice, demand, citation, summons, complaint, order, investigation or review with respect to (i)-(iii) hereof.

                  (b) Neither Company, any Subsidiary nor any of their respective predecessors has used, transported, disposed of, or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability
         Act) any Hazardous Substance (as defined in subsection (e) below) in a manner that would be reasonably likely to give rise to any Environmental Liabilities (as defined in subsection (e) below) for Company or Subsidiaries under any applicable Environmental Law. Neither Company, any Subsidiary nor any of their respective predecessors has engaged in any activity, or failed to undertake any activity, which action or failure to act has given, or would reasonably be likely to give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or would reasonably be likely to result, in any fine or penalty imposed pursuant to any Environmental Law, and there is no basis for any such Environmental Liability or enforcement action. There is no known presence of asbestos in or on Company's or Subsidiaries' owned or leased premises. There is no friable asbestos in or on Company's or Subsidiaries' owned or leased premises.

                  (c) No soil or water in or under any assets currently or formerly held for use or sale by Company or Subsidiaries is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly, by Company, any Subsidiary or any of their respective predecessors.

                  (d) There have been no environmental audits or other similar reports which have been prepared by, for or concerning Company, any Subsidiary or any of their respective predecessors within the five (5) years preceding the date hereof through the Effective Date with respect to any real property now or previously owned or leased by Company or any Subsidiary or any of their respective predecessors.

                  (e) For the purposes of this Section 2.14, the following terms have the following meanings:

                  "Environmental Laws" shall mean any domestic, federal, state or local laws, ordinances, codes, regulations, rules, policies and orders (including without limitation, Medical Waste Laws) that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous, toxic, or radioactive substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public in each case as in effect on the date hereof.

                  "Environmental Liabilities" shall mean all liabilities of Company and Subsidiaries, whether contingent or fixed, which (i) have arisen, or would reasonably be likely to arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Closing Date.

                  "Hazardous Substances" shall mean any toxic or hazardous substances, material or waste, including Medical Waste, or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation those substances, materials and wastes defined in or regulated under any Environmental Laws.

                  "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

         Section 2.15 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by Company and Subsidiaries with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements and all payments required in connection therewith have been properly and timely made, including, without limitation, any filings and payments required in connection with Florida's Public Medical Assistance Trust Fund.

         Section 2.16 Lease Agreements. Schedule 2.16 hereto contains a true, accurate and complete list of all the lease agreements and license agreements to which Company or any Subsidiary is a party and pursuant to which Company or any Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of its business and which requires payments in excess of $5,000 per year (the "Lease Agreements"). Company has delivered to APPM true and complete copies of all of the Lease Agreements. There is not under any Lease Agreement (i) any existing or claimed default by Company or any Subsidiary or event which, with notice or lapse of time, or both, would constitute a default by Company or any Subsidiary, or (ii) any existing default by any other party under any of the Lease Agreements or any event which, with notice or lapse of time, or both, would constitute a default by any such party. There is no pending or threatened reassessment of any property covered by the Lease Agreements. Company and Subsidiaries have a good, clear, valid and enforceable, (except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, by general equity principles or by public policy) leasehold interest under each of the Lease Agreements. The Lease Agreements are in compliance with all applicable safe harbor provisions promulgated by the Department of Health and Human Services in connection with the enforcement of the federal Fraud and Abuse Statute, 42 CFR
Part 1001, and any similar applicable state safe harbor or other exemption provisions. Neither Company, Subsidiaries nor any other party thereto has challenged the validity or effectiveness of any Lease Agreement.

         Section 2.17 Insurance Policies. Schedule 2.17 hereto lists and briefly describes Company's and Subsidiaries' policies of insurance to which Company or any Subsidiary is a party or under which Company, any Subsidiary, or any officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the businesses of Company and Subsidiaries (the "Insurance Policies"). All premiums with respect to the Insurance Policies are currently paid. All Insurance Policies currently maintained by Company and/or Subsidiaries ("Current Policies"), taken together,
(i) are sufficient for compliance with legal and contractual requirements to which Company or Subsidiaries are a party or by which Company and/or Subsidiaries may be bound and (ii) shall be maintained in force (including the payment of all premiums and compliance with their terms) without interruption up to and including the Effective Date. True, complete and correct copies of all Current Policies have been provided to APPM. Neither Company, Subsidiaries nor any officer or director thereof has received any notice or other written communication from any issuer of any Current Policy canceling such policy, increasing any deductibles or retained amounts thereunder, or increasing the annual or other premiums payable thereunder, no such cancellation or increase of deductibles, retainers or premiums is threatened, and no basis for any such cancellation or increase exists. There are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all required notices have been given and all known potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Within the five (5) years preceding the Agreement, neither Company, Subsidiaries, nor Shareholders have filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. Schedule 2.17 also sets forth a list of all claims under any Insurance Policy in excess of $2,500 per occurrence filed by Company, Subsidiaries, or Shareholders during the immediately preceding three-year period. Each physician contractor has, at all times while a physician contractor, maintained or been covered by professional malpractice insurance in such types and amounts as are customary for a physician practicing the same type of radiology in the same geographic area.

         Section 2.18 Contracts and Commitments. Schedule 2.18 hereto contains a true, accurate and complete list, and Company and Subsidiaries have delivered to APPM prior to the Closing Date, true and complete copies, of each contract, agreement, relationship or commitment, oral or written, which relates, directly or indirectly, to the operation of the businesses of Company and Subsidiaries (each a "Material Agreement") (other than Insurance Policies identified in
Schedule 2.17, Lease Agreements identified in Schedule 2.16, Employment Contracts identified in Schedule 2.11 and Employee Benefit Plans identified in
Schedule 2.13 (the "Other Contracts")) to which Company or any Subsidiary is a party or by which Company, any Subsidiary or any of their respective properties or assets are bound including, without limitation, (i) all agreements between Company or any Subsidiary, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, then in effect relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements, and other agreements and obligations relating to the borrowing of money, or to the direct or indirect guarantee or assumption of obligations of third parties requiring Company or any Subsidiary to make, or setting forth conditions under which Company or any Subsidiary would be required to make, aggregate future payments in excess of $10,000 in any fiscal year or $25,000 in the aggregate, (iii) all agreements for capital improvements or acquisitions involving an amount of $25,000 in any fiscal year or $25,000 in the aggregate,
(iv) all agreements containing a covenant limiting the freedom of Company or any Subsidiary (or any provider employee of Company or Subsidiaries) to compete in any line of business with any person or entity or in any geographic area, and
(v) all written contracts and commitments providing for future payments by Company or any Subsidiary in excess of $10,000 in any fiscal year or $25,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. Neither Company nor any Subsidiary has challenged the validity or effectiveness of any such Material Agreement, nor received written notification from any other party thereto challenging its validity or effectiveness or indicating any plan or intention of any other party to exercise any right to cancel or terminate any Material Agreement required to be disclosed pursuant to
Section 2.18, and there are no fact(s) that would justify the exercise of such a right (other than any discretionary right). None of the parties to any such Material Agreement contemplates any amendment or change thereto; there has been no threatened cancellation thereof; there are no outstanding disputes thereunder; each such Material Agreement is with unrelated third parties and was entered into on an arms'-length basis; and, subject to the provisions and qualifications of Schedule 2.18, and assuming the receipt of the appropriate consents, all will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditor's rights generally, or by general equity principles, or by public policy; there is no Material Agreement to which Company or any Subsidiary is a party or is bound which would reasonably be expected to have an adverse effect on the value of the assets and properties of Company or any Subsidiary, assuming Company's and Subsidiaries' full performance thereof and compliance therewith following the Effective Date.

         Section 2.19 Licenses, Authorization and Provider Programs.

                  (a) Company, each Subsidiary, each licensed independent contractor of Company or any Subsidiary and each employee (either employed directly by the Company or a Subsidiary or retained through Staffing Concepts, Inc.) (i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications, and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its/his/her business, and (ii) is eligible to participate in and to receive reimbursement under programs funded in whole or in part by federal, state or local entities for which Company or any Subsidiary is eligible and which are listed on Schedule 2.19(a) ("Governmental Programs"). Each of Company and Subsidiaries, as applicable, has a current provider number for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which Company and/or Subsidiaries are presently receiving payments directly or indirectly from any Payor for patient care provided by a licensed independent contractor (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits, provider numbers and other authorizations required for Company and each Subsidiary to operate the business of Company or such Subsidiary, as applicable (including, but not limited to, verification of Medicare and Medicaid provider numbers (if any)), and provider agreements, is set forth in Schedule 2.19 hereto. No violation, default, order or deficiency exists with respect to any of the items listed in Schedule
         2.19 hereto, and, except as disclosed in Schedule 2.19 hereof, there is no action pending or threatened by any state or federal agencies having jurisdiction over the items listed in Schedule 2.19, either to revoke, withdraw or suspend any license or permit or to terminate the participation of Company or any Subsidiary in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in Schedule 2.19 or to revoke, withdraw or suspend any license of Company or any Subsidiary to operate its business as it is presently being conducted. No material contract with a health care provider or Payor has been amended or terminated within the last twelve (12) months. There has been no decision by either party not to renew any existing agreement with any provider or Payor relating to Company's or any Subsidiary's business as it is presently being conducted. Neither Company, any licensed independent contractor of Company, any Subsidiary, nor any employee (either employed directly by Company or a Subsidiary or retained through Staffing Concepts, Inc.)
         (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked, (ii) has been reprimanded, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board, or (iii) during the last five (5) years has had a final judgment or settlement entered against him/her/its in connection with a malpractice or similar action.

                  Sandra L. Blake, Cynthia Foster and Barbara Baker, each an employee of Company or a Subsidiary, each are properly certified and licensed by the appropriate federal and state authorities to work in the position that each such person holds with the Company or Subsidiaries as of the Effective Date.

                  (b) Except as set forth in Schedule 2.19, Company and Subsidiaries are not required, and for the 72-month period prior to the Effective Date were not required, to file any cost reports or other reports with any Governmental Program or Private Program.

         Section 2.20 Inspections and Investigations. Neither the right of Company, nor any Subsidiary, nor any licensed professional or other individual affiliated with Company or any Subsidiary, to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. No licensed professional or other individual affiliated with the business (including those individuals provided to Company or any Subsidiary by Staffing Concepts, Inc.) has, during the past three (3) years prior to the Effective Date, had his or her professional license or privileges limited, suspended or revoked by any governmental regulatory authority or agency, trade association, professional review organization, accrediting organization or certifying agency (including orders that have been entered by any such entities but stayed). True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in this Section 2.20 have been provided to APPM.

         Section 2.21 Proprietary Rights and Information.

                  (a) Set forth in Schedule 2.21 hereto is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by Company or any Subsidiary, (ii) all patents and applications therefor, and inventions and discoveries that may be patentable, currently owned, in whole or in part, or used by Company or any Subsidiary, (iii) all licenses, royalties, and assignments thereof to which Company or any Subsidiary is a party, (iv) all copyrights (for published and unpublished works) currently owned, in whole or part, or used by Company or any Subsidiary, and (v) other similar agreements relating to the foregoing to which Company or any Subsidiary is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

                  (b) Schedule 2.21 hereto contains a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that Company and Subsidiaries are licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which Company or any Subsidiary licenses or authorizes others to use, and true, correct and complete copies of which have been provided to APPM. There are no outstanding or threatened disputes or disagreements with respect to any such agreement and there exists no basis in fact for any such dispute or disagreement.

                  (c) Company and Subsidiaries, as applicable, own or have the legal right to use the Proprietary Rights in the geographic region in which they are presently using them, and in association with the services they are presently providing under them, without conflicting with, infringing or violating the rights of any other Person. No consent of any Person will be required for the continued similar use thereof by Company and Subsidiaries upon consummation of the transactions contemplated hereby, and the Proprietary Rights are freely transferable. No claim has been asserted by any Person to the ownership of, or for infringement by Company and Subsidiaries of, any Proprietary Right of any other Person, and there exists no basis for any such claim. No proceedings have been threatened which challenge the Proprietary Rights of Company and Subsidiaries. Company and Subsidiaries have the right to use, free and clear of any adverse claims or rights of others, all trade secrets, customer lists and proprietary information required for the performance and marketing of all medical services.

         Section 2.22 Accounts Receivable; Payors.

                  (a) Schedule 2.22 hereto sets forth a list and aging of all accounts receivable of Company and each Subsidiary as of June 30, 1999, which list is complete, true and accurate in all respects. All such accounts receivable arose in the ordinary course of business, have not been previously written off as bad debts, and are, to the extent still uncollected, subject to exceptions set forth in Schedule 2.22, collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in Company Financial Statements or on the accounting records of Company and Subsidiaries (which reserves are calculated consistent with past practice). Nothing contained herein shall be deemed a guarantee of collection with respect to the accounts receivable. Company and Subsidiaries each have collected their respective accounts receivable in the ordinary course of business, consistent with past practices and have not pursued any unusual or extraordinary means (i.e., factoring or negotiating reductions with Payors in exchange for accelerated payments) in collecting their respective outstanding accounts receivable prior to the Effective Date.

                  (b) Schedule 2.22 hereto sets forth (i) a true, correct and complete list of the names and addresses of each Payor of Company and each Subsidiary as of such date, which accounted for more than 5% of the revenues of Company and Subsidiary in the fiscal year ended December 31, 1998, or which is reasonably expected to account for more than 5% of the revenues of Company or any Subsidiary for the fiscal year to end December 31, 1999, and (ii) a single line item listing for all private-pay patients in the aggregate of Company and each Subsidiary. Company and Subsidiaries have satisfactory relations with such Payors set forth in (i) above, and none of such Payors has notified Company or any Subsidiary in writing that it intends to discontinue its relationship with Company or any Subsidiary.

         Section 2.23 Accounts Payable; Suppliers.

                  (a) Schedule 2.23 hereto sets forth a true and complete (i) list of the accounts payable of Company and each Subsidiary as of June 30, 1999, and (ii) list of each individual indebtedness owed by Company and each Subsidiary of $5,000 or more, setting forth the payee and the amount of indebtedness. At the Closing, Company and Subsidiaries each have outstanding Trade Payables arising in the normal course of business; however, since May 1, 1999, Company and Subsidiaries have maintained reasonable and timely payments of all of their respective Trade Payables, consistent with past practices (but in no event longer than the current payment cycle). In addition, Company and Subsidiaries each have timely made all required payments associated with their respective capital lease and operating lease obligations and any other indebtedness through the Effective Date.

                  (b) Schedule 2.23 sets forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to Company or any Subsidiary (including without limitation all providers of care to patients) which accounted for a dollar volume of purchases paid for by Company or any Subsidiary in excess of $10,000 for the fiscal year ended December 31, 1998, or which is reasonably expected to account for a dollar volume of purchases paid for by Company or any Subsidiary in excess of $10,000 for the fiscal year to end December 31, 1999.

         Section 2.24 Taxes.

                  (a) Filing of Tax Returns. Except as set forth on Schedule 2.24(a) hereto, Company and each Subsidiary have duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns required to be filed with the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns are complete and accurate in all respects and properly reflect the taxes of Company and each Subsidiary for the periods covered thereby.

                  Company has obtained an extension of time until September 15, 1999, for filing its 1998 U.S. federal income Tax Return. Such Tax Return shall be complete and accurate in all respects and properly reflect the taxes of Company and each Subsidiary for the period covered thereby.

                  (b) Payment of Taxes. Except for such items as Company and Subsidiaries, as applicable, may be disputing in good faith by proceedings in compliance with applicable law, which are described in
         Schedule 2.24, (i) Company and each Subsidiary have paid all taxes, penalties, assessments and interest that are due with respect to any Tax Returns that it or they have filed and have set forth in the Company Current Financial Statements all taxes, penalties, assessment and interest that have not yet become due and payable or that may, in the future, be due with respect to the Tax Returns (collectively "Taxes"), and (ii) neither Company nor any Subsidiary is delinquent in the payment of any Taxes, assessments or governmental charges.

                  (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. Neither Company nor any Subsidiary has received any notice that any tax deficiency or delinquency has been asserted against Company or any Subsidiary, there is no threat of such assertion and there exists no basis for any such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the Taxes of Company and each Subsidiary that could be asserted by any taxing authority. There is no taxing authority audit of Company or any Subsidiary pending or threatened, and the results of any completed audits are properly reflected in Company Financial Statements. Neither Company nor any Subsidiary has violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of Company or any Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

                  (d) No Extension of Limitation Period. Neither Company nor any Subsidiary has granted an extension to any taxing authority of the statute of limitation period during which any Tax may be assessed or collected.

                  (e) All Withholding Requirements Satisfied. All monies required to be withheld by Company and each Subsidiary and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

                  (f) Foreign Person. Neither Company, any Subsidiary nor any Shareholder is a foreign person, as such term is referred to in
         Section 1445(f)(3) of the Code and Treasury Regulations
         Section 1.1445-2.

                  (g) Safe Harbor Lease. None of the properties or assets of Company or Subsidiaries constitutes property that Company, Subsidiaries, APPM, or any Affiliate of APPM will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

                  (h) Tax Exempt Entity. None of the assets or properties of Company or Subsidiaries is subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

                  (i) Collapsible Corporation. Neither Company nor any Subsidiary has at any time consented to have the provisions of
         Section 341(f)(2) of the Code apply to Company or any Subsidiary.

                  (j) Boycotts. Neither Company nor any Subsidiary has at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

                  (k) Parachute Payments. No payment required or contemplated to be made by Company or any Subsidiary will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (l) Personal Holding Companies. Neither Company nor any Subsidiary is or has been a personal holding company within the meaning of Section 542 of the Code.

                  (m) S Corporation. Company has made an election to be taxed as an "S" corporation under Section 1362(a) of the Code which election is valid and in effect through the Effective Date.

                  (n) Qualified S Corporation Subsidiary. Company has elected for each corporate Subsidiary to be treated as a qualified Subchapter S corporation subsidiary under Section 1361(b) of the Code which election is valid and in effect through the Effective Date.

         Section 2.25 Fraud and Abuse and Self Referral. Neither Company, any Subsidiary, any Shareholder nor Person providing professional services for or on behalf of Company or any Subsidiary has engaged in any activities (i) which are prohibited under 42 U.S.C. Section 1320a 7, 7a or 7b, or 42 U.S.C. Section 1395nn, or (subject to the exceptions or safe harbor provisions set forth in such legislation) the regulations promulgated thereunder or pursuant to any similar state or local statutes or regulations, (ii) which violate any state or federal law governing health care fraud and abuse or prohibition on referral of patients to any Person in which a licensed professional has a financial or other form of interest occurring on before the Closing Date or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date in violation of applicable law and for which Company or any Subsidiary received payment on or before the Closing Date (individually or collectively, "Healthcare Fraud"), or
(iii) which are prohibited by applicable rules of professional conduct.

         Section 2.26 Continuity of Business Enterprise. Except as disclosed in
Schedule 2.26, there has not been any sale, distribution or spin-off of significant assets of Company or any Subsidiary other than in the ordinary course of business within the two (2) years preceding the date of this Agreement.

         Section 2.27 Company Financial Statements. Attached hereto as Schedule
2.27 are (i) the unaudited statements of assets, liabilities, and Shareholders' equity-income tax basis of Company and Subsidiaries as of December 31, 1998, and the accompanying supplementary information income tax basis (collectively, the "Company Annual Financial Statements") and (ii) the unaudited statement of assets, liabilities, and Shareholders' equity of Company and Subsidiaries as of May 31, 1999, and the related statements of income of Company and Subsidiaries for the five (5) month period then ended (collectively, the "Company Current Financial Statements"). Company Annual Financial Statements and Company Current Financial Statements are sometimes collectively referred to herein as the "Company Financial Statements." Company Annual Financial Statements (a) have been prepared in all respects in accordance with Company's and Subsidiaries' regular cash receipts and disbursements accounting method consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of Company and each Subsidiary as of the dates indicated and present fairly the results of Company's and each Subsidiary's operations for the periods then ended in accordance with such methods, and (c) are in accordance with the books and records of Company and each Subsidiary, which have been properly maintained and are complete and correct in all respects. Company Current Financial Statements present fairly in accordance with such methods the financial position of Company and each Subsidiary as at the dates thereof and the results of its operations for the periods then ended.

         Section 2.28 No Undisclosed Liabilities. Except as disclosed in
Schedule 2.28 hereto or otherwise referred to or disclosed in this Agreement, neither Company nor any Subsidiary has any liabilities or obligations of any nature, whether known or unknown and whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in Company's Current Balance Sheet ("Special Liabilities").

         Section 2.29 Restrictions on Business Activities. Except as disclosed in Schedule 2.29, there is no agreement, judgment, injunction, order or decree binding upon Company, Subsidiaries, Shareholders, or any officer, director or key employee of Company or any Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or impairing, in the future, any acquisition of property by Company or any Subsidiary or the conduct of business by Company or any Subsidiary. With respect to non-competition agreements,
Schedule 2.29 specifically sets forth each Company and/or Subsidiary to which such non-competition agreement applies and the scope of such non-competition agreement.

         Section 2.30 Agreements in Full Force and Effect. All contracts, agreements, plans, lease agreements, policies and licenses referred to, or required to be referred to, in Company's and Subsidiaries' Disclosure Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements known to Company, any Subsidiary or any Shareholder, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by Company or any other party thereto.

         Section 2.31 Condition of Tangible Assets. Except as set forth on
Schedule 2.31 hereto, the tangible personal property and any other tangible assets of Company and each Subsidiary are in good operating condition, are sufficient for the operation of the businesses as presently conducted by Company and each Subsidiary, and are in conformity with all applicable laws, ordinances, orders, regulations and other requirements (including, without limitation, applicable occupational safety and health laws and regulations) relating thereto currently in effect.

         Section 2.32 No Security Interests or Liens. Except as set forth in
Schedule 2.32 neither Company nor any Subsidiary nor any of their respective assets or properties is subject to any security interest or lien.

         Section 2.33 Inventory. All items of inventory on Company Current Balance Sheet contained in Company Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Date will consist, net of all applicable reserves with respect thereto (calculated consistent with past practice), of items of a quality and a quantity usable and saleable in the ordinary course of Company's and Subsidiaries' businesses and conform to generally accepted standards in the industry of which Company and Subsidiaries are a part. The value of the inventories reflected on Company Current Balance Sheet contained in Company Financial Statements are net of adequate reserves for damaged, excess and unusable items. Purchase commitments of Company and Subsidiaries for inventory are not in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

         Section 2.34 Related Party Arrangements. Schedule 2.34 hereto sets forth a description of any interest held, directly or indirectly, by any Shareholder of Company or any Subsidiary in any property, real or personal or mixed, tangible or intangible, used in or pertaining to Company's or Subsidiaries' businesses and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to Company's or Subsidiaries' businesses. Except as disclosed in Schedule 2.34 there is no commitment to, and no income reflected in Company Financial Statements that has been derived from, an Affiliate, and following the Closing, neither Company nor any Subsidiary shall have any obligation of any kind or designation to any such Affiliate.

         Section 2.35 Banking Relations. Schedule 2.35 hereto sets forth a complete and accurate list of all borrowing and investing arrangements that Company and each Subsidiary have with any bank or other financial institution, indicating with respect to each relationship, the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

         Section 2.36 Schedules. All Schedules required by this Article II and attached hereto are true, correct and complete in all respects as of the Closing Date and as of the Effective Date. Reference to any document, fact, circumstance, omission or other matter in any Schedule shall constitute notice thereof and an exception with respect to the representations and warranties set forth in the section of this Agreement to which such Schedule relates.

         Section 2.37 Statements True and Correct. No representation or warranty made herein by Company, Subsidiaries or Shareholders, or any statement, certificate, information, exhibit or instrument to be furnished pursuant to this Agreement to APPM by Company, Subsidiaries, Shareholders or any of their respective representatives, contains or will contain as of the Closing Date and as of the Effective Date any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein and therein not misleading.

         Section 2.38 Finders' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Shareholders, Company or Subsidiaries who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

         Section 2.39 Bankruptcy. Neither Company nor any Subsidiary is now, or ever has been, the debtor in, or subject of, a voluntary or involuntary petition for relief under Title 11 of the United States Code.

         Section 2.40 No Claims Against Partners or Members. None of Company, Shareholders, Rocky Mountain OpenScan MRI, LLC ("Rocky Mountain"), Premier Advanced Imaging Network, Ltd. ("Premier"), Tower OpenScan MRI ("Tower"), Florida Imaging at Treasure Coast, Ltd. ("Treasure Coast"), Lakewood OpenScan, LLC ("Lakewood"), or any Subsidiary has any claim, whether asserted or unasserted, contingent or otherwise, against any of the partners or members of Rocky Mountain, Premier, Tower, Treasure Coast or Lakewood, and no basis for any such claim exists.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF APPM

         As an inducement to Company and Shareholders to enter into this Agreement and to sell the Shares, APPM hereby represents and warrants as follows:

         Section 3.1 Organization and Good Standing; Qualification. APPM is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. APPM is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Copies of the Articles of Incorporation of APPM as amended or restated, and the bylaws of APPM, as amended, and copies of the corporate minutes of APPM regarding this Agreement and the transactions contemplated hereby and thereby, all of which have been or will be made available to Company for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the stockholders and directors of APPM (and all committees thereof) regarding this Agreement and the transactions contemplated hereby and thereby.

         Section 3.2 Authorization and Validity. APPM has all requisite corporate power to execute and deliver this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by APPM of this Agreement and the agreements provided for herein, and the consummation by APPM of the transactions contemplated hereby and thereby, are within APPM's corporate powers and have been duly authorized by all necessary action on the part of APPM's Board of Directors. This Agreement has been duly executed by APPM. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby to which APPM is a party constitute, or upon execution will constitute, valid and binding agreements of APPM enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

         Section 3.3 Governmental Authorization. Other than (i) consents, filings or notifications required to be made or obtained by Company or the Shareholders or (ii) Hart-Scott-Rodino filings the execution, delivery and performance by APPM of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by APPM, require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 3.4 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by APPM and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any governmental or regulatory body or authority or any other third party (other than pursuant to a Hart-Scott-Rodino filing); (ii) will not conflict with any provision of APPM's Articles of Incorporation or Bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under, any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which APPM is a party or by which APPM or its properties are subject or bound; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit, material to this transaction, to which APPM is a party or by which APPM or its properties are bound.

         Section 3.5 Statements True and Correct. No representation or warranty made herein by APPM, nor any statement, certificate or instrument to be furnished by APPM to the Shareholders pursuant to this Agreement, contains, or will contain as of the Closing Date any untrue statement of material fact, or omits, or will omit as of the Closing Date to state a material fact necessary to make the statements contained herein and therein not misleading.

         Section 3.6 Balances Due of Certain Capital Leases. The balances due with respect to the capital leases set forth on Schedule 2.18, as of July 31, 1999, have been verified by APPM (but only with respect to capital leases of General Electric, DVI, Copelco and Siemens).

                                   ARTICLE IV

                      COVENANTS OF COMPANY AND SHAREHOLDERS

         Section 4.1 Pre-Closing Matters. Prior to the Closing of the transaction, Company and Subsidiaries shall have taken the actions set forth on
Schedule 4.1 hereto and made a part hereof for all purposes.

         Section 4.2 Development Centers Become Operational. Shareholders have formed Questar MRI, Inc., a Florida corporation ("Questar MRI") for the sole and exclusive purpose of causing each of the seventeen (17) imaging centers that are under development, but not in operation, as of the Closing and that are listed on Schedule 4.2 (individually, a "Development Center" and collectively, the "Development Centers") to become operational. Shareholders shall use their individual and, with and through Questar MRI, their collective commercially reasonable efforts to cause the Development Centers to become operational on an expedited basis and, in no event later than April 30, 2000, barring Regulatory Delays (as defined in Exhibit B) or Acts of God. Shareholders also shall (a) retain sole and exclusive ownership of Questar MRI through the earlier of (i) the date that all of the Development Centers are operational and the Development Center Assets have been transferred and assigned to the Subsidiary designated by the Company or (ii) August 1, 2000, and (b) change Questar MRI's name and cease using such name and any derivative of Questar beginning on such date. A Development Center shall be considered to be operational on the date that (i) construction and build-out of the center is fully completed, (ii) the imaging center has been providing (since the date of the notice under Section 4.3) reimbursable services to patients in all intended modalities, (iii) employees adequate to perform all of the intended operations of the Development Center have been hired, (iv) the Development Center and its employees have all required licenses, permits and certificates of occupancy, (v) the Development Center is in full compliance with all laws, and (vi) APPM verifies that the conditions set forth herein have been met and that such Development Center is operational. The standards for determining whether the conditions in subsections
(ii) and (iii) in the immediately preceding sentence have been satisfied shall be based on the first year projections of the particular Development Center as provided by Shareholders to APPM in connection with this transaction.

         Section 4.3 Transfer of Development Center Assets to Subsidiary. After Questar MRI determines that a Development Center is operational, Questar MRI shall provide a written notice of such fact to Company, c/o Paul M. Jolas, Esq., 3600 Chase Tower, 2200 Ross Avenue, Dallas, Texas 75201. Company shall verify that the conditions set forth herein have been met and that such Development Center is operational and thereafter designate a date, within fifteen (15) business days of its receipt of such written notice, to have transferred from Questar MRI, effective as of the date that the Development Center became operational, all rights, title and interest of any kind whatsoever that Questar MRI has in the Development Center that has become operational, including but not limited to, any income from operations beginning on the date the Development Center becomes operational, real estate leases, equipment leases, employment relationships, vendor relationships, other intangible assets, goodwill, etc. (the "Development Center Assets"). Except as expressly set forth herein, all costs and expenses whatsoever associated with initiating and developing the Development Centers and causing such Development Centers to be operational (i.e., prior to the point in time that each such center is operational), shall be the liability, obligation and expense solely of Questar MRI or Shareholders; all costs and expenses of the Development Centers incurred on or after the date that each such Development Center becomes operational shall be the liability, obligation and expense solely of Company. The cost of any real estate lease held by the Company or any Subsidiary prior to the time a Development Center becomes operational shall be the liability of Questar MRI or Shareholders and shall be paid monthly to Company (or, with the consent of the Company, directly to the applicable lessor) by Questar MRI or Shareholders.

         The Development Center Assets of each Development Center will be transferred to a designated Subsidiary of Company by the mutual execution of an Assignment and Assumption Agreement (containing terms and provisions reasonably similar to this Agreement) transferring to the Subsidiary designated by Company all Development Center Assets free and clear of all indebtednesses, liens, security interests and encumbrances whatsoever except indebtedness to the lessor of real estate and any lessors of equipment and other costs and expenses that accrue beginning on the date the Development Center becomes operational. Questar MRI will retain no interest whatsoever in the transferred Development Center Assets and shall also provide a general release in connection with such transfer in a form satisfactory to Company. The closing of the transfer for each Development Center shall take place in Dallas, Texas, at the offices of APPM on the date and at the time designated by Company. Simultaneously with the occurrence of each such Development Center closing, Company shall pay to Shareholders the additional purchase price in the amount and the manner described in Exhibit B.

         Set forth on Schedule 4.3 is a list of the Development Centers and the projected costs per Development Center for the real estate lease, tenant finish out, each equipment lease and any other indebtedness that would be transferred to and assumed by Company, or its assignee, in connection with the transfer to Company, or its assignee, of the Development Center Assets of each such Development Center. If the aggregate costs associated with all of the Development Centers that are transferred to Company, or its assignee, exceed the aggregate amount of the projected costs for such Development Centers as set forth on Schedule 4.3, then Shareholders shall pay such difference in cash to Company on or before the earlier of August 1, 2000, or the date that all Development Centers are transferred to Company, or its assignee; in addition, Company, Subsidiaries and APPM may offset against any payments that may become due to Shareholders pursuant to this or any other agreement any such amounts that Shareholders fail to pay to Company. In order to keep track of this aggregate amount and determine whether the amount assumed by Company, or its assignee, is greater or less than projected, at each Development Center closing, Company and Shareholders shall agree on the aggregate amount of costs assumed by Company, or its assignee, with respect to such Development Center.

         Section 4.4 Payment of Profit-Sharing, Bonus Arrangements and Professional Service Fees Pursuant to Management and Radiology Service Agreements. Prior to the Effective Date, Company and each Subsidiary have fully satisfied all liabilities and obligations associated with all of Company's and Subsidiaries' Management and Radiology Service Agreements for all periods through the period ending March 31, 1999, including, but not limited to, all profit-sharing, bonus and other arrangements pursuant to the Management Agreements and professional service fees pursuant to the Radiology Service Agreements. With respect to the period beginning April 1, 1999, through the Effective Date, Company, Subsidiaries and APPM, will calculate (subject to Shareholders' reasonable review) the profit-sharing, bonus/other fees and professional service fees owed by Company and Subsidiaries to third parties pursuant to the Management and Radiology Service Agreements for such period of time and such profit-sharing, bonus/other fees and professional service fees will be paid either (i) by Company prior to the Effective Date, (ii) after the Effective Date by Company or Shareholders from Available Cash; or (iii) after the Effective Date directly by Shareholders. If such amount is not paid as set forth in the proceeding sentence, then APPM may offset, on a pro-rata basis, such amount from future payments to Shareholders that are required hereunder upon the opening of Development Centers, if any. If no payments are required to be paid by APPM to Shareholders for Development Center Assets at the time that APPM makes any such payment for profit-sharing, bonus/other fees and professional service fees, then Shareholders will reimburse to APPM, in cash, within fifteen (15) days of written notice to Shareholders, an amount equal to the profit-sharing, bonus/other fees and professional service fees paid by Company or Subsidiaries for such period pursuant to the Management and Radiology Service Agreements.

         Section 4.5 Specific Performance. It is specifically understood and agreed that any breach of the provisions of Section 4.3 by Shareholders will result in irreparable injury to Company, APPM and its affiliates, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, APPM shall be entitled to enforce the specific performance of Section 4.3 by Shareholders through both temporary and permanent injunctive relief without the necessity of proving actual damages or the posting of any bond, but without limitation of its right to damages and any and all other remedies available to it, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies. The existence of any claim or cause of action which Shareholders may have against Company, APPM or any of its affiliates shall not constitute a defense or bar to the enforcement of the provisions of Section 4.3.

         Section 4.6 Professional Liability Insurance. APPM shall obtain, at Shareholders' sole expense, not to exceed $45,773.00 (for all Shareholders in total), prior acts professional liability insurance coverage (e.g., "nose coverage") with limits of no less than $1 million per occurrence, to cover professional liability claims that may be made against Company, Subsidiaries, Shareholders, Company's or Subsidiaries' employees and/or independent contractors or professional corporations that provide professional services to, for or on behalf of Company or any Subsidiary, for acts or omissions committed or omitted by such persons prior to and including the Effective Date.

         Section 4.7 Tax Schedules Prepared by Shareholders; Commencement Date of Leases. Within thirty (30) days following the Closing Date, Shareholders shall (i) prepare and deliver to APPM a tax schedule setting forth the adjusted tax basis of each asset in Company and in each Subsidiary and (ii) provide to APPM a list of the commencement dates of all real estate and equipment leases.

         Section 4.8 Post-Closing Adjustments. Within forty-five (45) days following the Closing Date, Company and Shareholders will meet to review and reasonably agree upon any post-Closing adjustments relating to the Imaging Center's operations before and after the Effective Date. Any money due with respect to such post-Closing adjustments by Company to Shareholders or by Shareholders to Company shall be paid within five (5) days of such adjustments being reasonably agreed to by such parties.

         Section 4.9 Company as Manager of Tower Advanced MRI, Ltd. The Shareholders, both directly and in their capacity as shareholders, officers and directors of Questar TGH, Inc. ("Questar TGH") and Questar MRI, Inc. ("Questar MRI"), and their respective successors and assigns, (i) covenant and agree to fully support Company in its role as the provider of administrative and management services to Tower Advanced MRI, Ltd. f/k/a Magnetic Imaging and Diagnostic Center, Ltd. (the "Partnership") after the effective date of the assignment to Company of that certain Management Agreement dated May 26, 1998, between the Partnership and Questar TGH (the "Management Agreement") as specified in Schedule 4.1 attached hereto; provided that the Company complies with its contractual obligations under the Management Agreement, and (ii) shall not consent to any action or transaction that would result in removal of Company as manager of the Partnership unless such action is specifically contemplated in a termination provision of the Management Agreement and such right to terminate under the Management Agreement has not otherwise been waived pursuant to that certain Agreement, Waiver and Consent by and among MRI Center Management, Inc., Questar TGH and Questar MRI dated July 30, 1999.

         Section 4.10 Certain Pre-Effective Date Accounts of the Company. Subsequent to the Effective Date, the Shareholders shall continue to have access to and control over the following checking accounts of the Company: Bank of Tampa, Account No. 21085846 (Questar Imaging, Inc.) and Bank of Tampa, Account No. 8580001694 (Questar Imaging, Inc.) (the "Shareholder Checking Accounts"). Beginning on the Effective Date, the Company shall utilize newly opened checking accounts for the Company. Notwithstanding the foregoing, if money belonging to the Company or its Subsidiaries is deposited in the Shareholder Checking Accounts on or after the Effective Date, Shareholders shall immediately pay such monies to Company and shall, upon Company's request, provide an accounting for same.

         Section 4.11 P.E.T. Centers Right of First Refusal. Specifically excluded from the definition of "Development Centers" in Sections 4.2 and 4.3 are the Omaha, Nebraska Position Emission Tomography ("P.E.T.") Center and the Brooklyn, New York P.E.T. Center (individually, a "P.E.T. Center" and collectively, the "P.E.T. Centers") that are or may be developed by Questar MRI and Shareholders. Shareholders and Questar MRI grant to APPM, and its assigns, for a period of three (3) years following the Effective Date, a right of first refusal with respect to the P.E.T. Centers. Neither Shareholders nor Questar MRI shall transfer all or any portion of its or their interests in, or transfer all or any portion of the assets of, either P.E.T. Center ("P.E.T. Center Interest") unless Shareholders and/or Questar MRI first offers to sell such P.E.T. Center Interest to APPM in accordance with this Section 4.11; provided, however, that such right of first refusal shall not be applicable to any transfers among the Shareholders, or their immediate families or to any entity owned and controlled by Shareholders or a member of their immediate families; provided, further, that the right of first refusal hereunder shall continue to apply to any such transferees.

                  (a) Limitation on Transfers. No transfer of a P.E.T. Center Interest may be made unless Shareholders and/or Questar MRI have received a bona fide written offer ("Purchase Offer") from a person ("Proposed Purchaser") to purchase the P.E.T. Center Interest for a purchase price ("Offer Price") denominated and payable in United States dollars, and/or other assets with a reasonably ascertainable market value, at closing or according to specified terms, with or without interest, which offer must be in writing signed by the Proposed Purchaser and must be irrevocable for a period ending no sooner than the day following the end of the Offer Period, as hereinafter defined.

                  (b) Offer Notice. Before making a transfer that is subject to the terms of this Section 4.11, Shareholders and Questar MRI shall give to APPM written notice ("Offer Notice") and a copy of the Purchase Offer, and an offer ("First Offer") to sell the P.E.T. Center Interest to APPM for the Offer Price, payable according to substantially the same terms as (or more favorable terms to APPM than) those contained in the Purchase Offer, so long as the First Offer is made without regard to the requirement of any earnest money or similar deposit required of the proposed purchaser before closing, and without regard to any security to be provided by the proposed purchaser for any deferred portion of the Offer Price.

                  (c) Offer Period; Acceptance; Closing. The First Offer is irrevocable for a period ("Offer Period") ending at 11:59 p.m., local time, at APPM's principal office, on the 30th day following the day of the Offer Notice. At any time during the Offer Period, APPM may accept the First Offer by giving written notice of the acceptance to Questar MRI or the Shareholders. If the Offer Price includes assets other than cash or promissory notes payable in U.S. Dollars, in lieu of such assets, APPM may substitute cash equal to the value of such assets, or similar assets of equal value; e.g., if the Offer Price includes stock of the Proposed Purchaser, which stock is publicly traded, APPM may substitute, for stock of the Proposed Purchaser, shares of its own stock of equal market value. If the First Offer is accepted, then the closing of the sale of the P.E.T. Center Interest must take place within 30 days after the First Offer is accepted or, if later, the date of closing stated in the Purchase Offer. Shareholders, Questar MRI and APPM shall execute such documents and instruments as are necessary or appropriate to effect the sale of the P.E.T. Center Interest pursuant to the terms of the First Offer and this Section 4.11. If APPM does not accept the First Offer during the Offer Period, then the First Offer is deemed to be rejected.

                  (d) Sale Pursuant to Purchase Offer If First Offer Rejected. If the First Offer is rejected by APPM or is otherwise not accepted in the manner hereinabove provided, then Shareholders and/or Questar MRI may sell the P.E.T. Center Interest to the Proposed Purchaser at any time within 60 days after the last day of the Offer Period or date of written rejection from APPM, so long as the sale is made on terms no more favorable to the Proposed Purchaser than the terms contained in the Purchase Offer. If the P.E.T. Center Interest is not sold in accordance with the terms of the preceding sentence, then the P.E.T. Center Interest shall again become subject to all of the conditions and restrictions of this Section 4.11.

                                    ARTICLE V

                              INTENTIONALLY OMITTED

                                   ARTICLE VI

                              INTENTIONALLY OMITTED

                                   ARTICLE VII

                        TAX MATTERS; PENSION PLAN FUNDING

         Section 7.1 Liability for Taxes. Shareholders shall be liable for all Taxes (including, specifically, for this purpose, Taxes that are due with respect to Tax Returns that are required to be filed by Company for the taxable period ended on or before the Effective Date) of Company and Subsidiaries with respect to any and all periods, or portions thereof, ending on or before the Effective Date ("Pre-Effective Date Periods") and for all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses and any applicable assessments of interest and penalties) with respect to such Taxes. APPM shall be liable for Taxes of Company and Subsidiaries with respect to any and all periods, or portions thereof, beginning after the Effective Date ("Post-Effective Date Periods") and for any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses and any applicable assessments of interest and penalties) with respect to such Taxes. Any and all transactions or events contemplated by this Agreement that occur at or prior to the Effective Date shall be deemed to have occurred in the Pre-Effective Date Periods.

         Section 7.2 Allocation of Liability for Taxes. In the case of any Taxes that are attributable to a taxable period which begins before the Effective Date and ends after the Effective Date, the amount of Taxes attributable to the Pre-Effective Date Period shall be determined as follows:

                  (a) In the case of franchise or similar Taxes imposed on Company and Subsidiaries based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, the portion attributable to the Pre-Effective Date Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Effective Date Period and the denominator of which is the number of days in the entire taxable period; provided, however, the amount of the tax attributable to the Pre-Effective Date Period shall not exceed the amount of tax Company and Subsidiaries would have paid if its taxable period ended immediately prior to the Effective Date.

                  (b) In the case of all other Taxes, the portion attributable to the Pre-Effective Date Period shall be determined on the basis of an interim closing of the books of Company and Subsidiaries as of the Effective Date, and the determination of the hypothetical Tax for such Pre-Effective Date Period, determined on the basis of such interim closing of the books, without annualization. The hypothetical Tax for any period shall in no case be less than zero ($0). Taxes attributable to the Pre-Effective Date Period shall be determined under the same method of accounting used by Company and Subsidiaries during that period.

         Section 7.3 Administration of Tax Matters. Shareholders shall prepare and timely file, or cause to be timely filed, for Company and Subsidiaries, with the reasonable assistance of Company and Subsidiaries, Tax Returns that are required by law to be filed for the taxable period ended on or before the Effective Date including, but not limited to, federal income tax returns. Shareholders shall, at least thirty (30) days prior to filing such Tax Return(s), provide a copy of such Tax Return(s) to APPM. APPM shall, within twenty (20) days of receiving such Tax Return(s), advise Shareholders regarding any matters in such Tax Return(s) that it considers detrimental to APPM and/or Company and Subsidiaries, and with which it disagrees. In such case, Shareholders and APPM shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters. Shareholders shall provide to APPM a copy of all such Tax Return(s) together with the work papers and schedules utilized in their preparation. APPM, Company and Shareholders shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes and Tax Returns (which Shareholders shall control and remain responsible for with respect to the Pre-Effective Date Periods). Such cooperation shall include the retention, and (upon the other party's request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; and provided further that no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. APPM agrees to retain all books and records, with respect to tax matters pertinent to Company and Subsidiaries relating to any Pre-Effective Date Periods, and to any tax periods beginning before the Effective Date and ending after the Effective Date, until the expiration of any applicable statute of limitations or extensions thereof.

         Section 7.4 Tax Refunds. Any amount refunded to Company and Subsidiaries for Taxes relating to the Pre-Effective Date Periods will be the property of Shareholders and Company shall promptly deliver such amounts received by it to Shareholders; provided, however, that Company shall have the right to offset such tax refunds against (i) any Taxes owed by Company for Pre-Effective Date Periods that have not been paid or reimbursed by Shareholders, (ii) any liability or obligation of Shareholders to APPM pursuant to the terms of this Agreement, and (iii) any amounts owed by Shareholders with respect to Shareholders' obligation and liability to fully fund Company pension plan for the Pre-Closing Periods (as set forth in Section 7.5 below).

         Section 7.5 Liability to Fund Company Pension Plan. Shareholders shall be obligated for, and liable to the Employee Benefit Plans, as defined in
Section 2.13, for funding participant accrued benefits, as if all participants were entitled to receive an allocation, for the period January 1, 1999 to and including the Effective Date (the "Funding Obligation"). If necessary, the Funding Obligation, if any, shall be determined by the preparation of a special allocation report, as of July 31, 1999, by the accountant selected by Company. The Funding Obligation, if any, will be paid either (i) by Company prior to the Effective Date, (ii) after the Effective Date by Company or Shareholders from Available Cash, or (iii) after the Effective Date directly by Shareholders. If such amount is not paid as set forth in the proceeding sentence, then APPM may offset, on a pro-rata basis, such amount from future payments to Shareholders that are required hereunder upon the opening of Development Centers, if any, and if no payments are required to be paid by APPM to Shareholders for such Development Centers prior to September 30, 1999, then Shareholders will immediately reimburse to APPM, in cash, on or before September 30, 1999, an amount equal to the Funding Obligation.

         Section 7.6 Section 338(h)(10).

                  (a) 338 Election Generally. At the sole election of APPM, APPM and the Shareholders shall timely file an election under Section 338(h)(10) of the Code and under any comparable provisions of state or local law with respect to the purchase of the Shares (the "Election"). The purpose of the Election shall be to confer a benefit to APPM that otherwise would not be available to it in the absence of the Election. If the Election is made, (i) APPM shall pay to the Shareholders, in the manner provided for below, an amount equal to the Election Price Adjustment Amount (as defined below), and (ii) APPM and the Shareholders shall report, in connection with the determination of income taxes, the transactions contemplated by this Agreement in a manner consistent with the Election, the computation of the Modified Aggregate Deemed Sales Price (as defined below) and the Deemed Sales Price Allocation (as defined below). The Election Price Adjustment Amount shall be treated for tax purposes by the parties as additional purchase price paid by APPM as consideration for the Shares.

                  (b) Documentation and Delivery.

                           (1) After the Closing, at the request of APPM, the
                  Shareholders shall promptly provide APPM with such information as shall be necessary to compute the adjusted basis of their Shares and such other information that is necessary to file the Election. If APPM desires to make the Election, APPM shall deliver to the Shareholders a written notice of its intention to file the Election, together with such documents or forms as are required properly to complete the Election, including APPM's calculation of (A) the Modified Aggregate Deemed Sales Price, (B) the Deemed Sales Price Allocation, and (C) the Election Price

                  Adjustment Amount. APPM shall be responsible for the preparation and filing of all forms and documents required in connection with the Election (the "Section 338 Forms"). APPM shall prepare a completed set of IRS Form 8023 (and any comparable forms required to be filed under state or local tax law) and any additional data or materials required to be attached to Form 8023 pursuant to the Treasury Regulations promulgated under Section 338 of the Code consistent with APPM's calculations prepared as provided for above.

                           (2) If the Shareholders agree with APPM's calculation
                  of the Election Price Adjustment Amount, then, within fifteen
                  (15) days after receipt of APPM's calculations, the Shareholders shall execute and deliver the Section 338 Forms to APPM, subject to the payment by APPM of the Election Price Adjustment Amount as provided for in subsection (c) below. If the Shareholders disagree with APPM's calculation of the Election Price Adjustment amount, the Shareholders shall submit to APPM, within 15 days of receipt of APPM's calculations, a written notice advising APPM of the disagreement and setting forth their calculation of the Election Price Adjustment Amount. Within 10 days after receipt of such a notice from the Shareholders, APPM shall provide the Shareholders with written notice of its agreement with the Shareholders' calculation, or, if it does not agree, advising the Shareholders that the disagreement is to be referred to an independent accounting firm for resolution. In the latter case, the disagreement shall be referred by APPM to an independent "Big 5" accounting firm which is not the regular accounting firm of APPM. The accounting firm shall review all information provided to it by the parties and submit a written report setting forth its calculation of the Election Price Adjustment Amount within 15 days after submission of the matter to it, and such decision shall be final and binding on all of the parties. The fees and expenses charged by said accounting firm shall be paid by APPM. APPM shall thereafter prepare revised Section 338 Forms consistent with said determination, and the Shareholders shall execute and deliver the Section 338 Forms to APPM within 5 days after receipt thereof, subject to the payment by APPM of the Election Price Adjustment Amount as provided for in subsection (c) below.

                  (c) Payment; Filing. APPM shall pay the Election Price Adjustment Amount to the Shareholders upon delivery of the executed
         Section 338 Forms by the Shareholders. Said amount shall be allocated among the Shareholders in proportion to the additional tax liabilities incurred by each Shareholder as a result of the Election.

                  (d) Indemnity. APPM agrees to indemnify each Shareholder for all additional tax liabilities incurred by the Shareholder that are attributable to the making of the Election which are not otherwise compensated for by the Election Price Adjustment Amount paid to the Shareholder pursuant to paragraph (c) above. The foregoing indemnity shall also apply with respect to any penalties and/or interest relating to tax liabilities arising in connection with the Election, and shall include a "gross-up" payment to fully compensate the Shareholders for the fact that the payment of such amounts is also subject to taxation. A Shareholder shall notify APPM in writing if the amount of tax liability reported by the Shareholder in connection with the Election is challenged, and shall permit APPM to join in the defense of any possible assessment of taxes relating thereto, at APPM's expense. The indemnity provided for herein shall be paid no later than 5 days prior to the due date for payment of the taxes, penalties and interest to which it relates. The indemnity provided for herein shall survive indefinitely.

                  (e) Definitions. The following definitions shall apply for purposes of this Section:

                           (1) The "Election Price Adjustment Amount" shall be
                  equal to an amount that will cause the remainder of the Stock Sale After Tax Amount, minus the Asset Sale After Tax Amount, to be equal to zero. The parties intend that this amount place the Shareholders in the same after-tax position that they would have been in had the Election not been made, and that it shall include the additional tax liabilities incurred by the Shareholders as a result of the Election, plus an additional "gross-up" payment to compensate the Shareholders for the fact that the payment of such additional tax liabilities, plus the "gross-up" payment, shall also be subject to taxation; this provision shall be applied consistently with said intent. If the Election Price Adjustment Amount is less than zero, then the purchase price paid by APPM as consideration for the Shares shall be reduced by one-half of such amount. Any such reduction in purchase price shall be paid by each Shareholder, pro rata, to APPM within five (5) days following the date that each such Shareholder files his tax return reporting the
                  Section 338 Election.

                           (2) The "Stock Sale After Tax Amount" shall mean an
                  amount equal to the remainder of the total consideration to be paid to the Shareholders by APPM pursuant to Section 1.2 hereof, minus the total amount of taxes to be incurred by the Shareholders as a result of the transactions contemplated hereby, and assuming that the Election is not made, and that the difference between the total consideration paid to the Shareholders by APPM pursuant to Section 1.2 hereof and the adjusted basis of the Shares is taxed to the Shareholders as a long-term capital gain at the maximum rate applicable thereto.

                           (3) The "Asset Sale After Tax Amount" shall mean an
                  amount equal to the remainder of (i) the sum of the total consideration to be paid to the Shareholders by APPM pursuant to Section 1.2 hereof, plus the Election Price Adjustment Amount, minus (ii) the total amount of taxes to be incurred by the Shareholders as a result of the transactions contemplated hereby, and assuming that the Election is made and that the Shareholders are subject to income taxation at each such Shareholder's marginal tax rate.

                           (4) The "Modified Aggregate Deemed Sales Price" shall
                  mean an amount resulting from the Election, determined pursuant to Treasury Regulation Section 1.338(h)(10)-1(f).

                           (5) The "Deemed Sales Price Allocation" shall mean
                  the allocation of the Modified Aggregate Deemed Sales Price among the assets of the Company in accordance with the principles of Treasury Regulation Section
                  1.338(h)(10)-1(f)(1)(ii).

                                  ARTICLE VIII

                              INTENTIONALLY OMITTED

                                   ARTICLE IX

                        CLOSING DELIVERIES BY THE PARTIES

         Section 9.1 Deliveries of Shareholders and Company. At or prior to the Closing Date, Shareholders and Company shall deliver to APPM the following, all of which shall be in a form reasonably satisfactory to APPM:

                  (a) a copy of resolutions of the Board of Directors of Company and applicable Subsidiaries authorizing the execution, delivery and performance of this Agreement, the transactions to which Company is a party, and all related documents and agreements in consummation of the transactions, each certified by the Secretary of Company or the applicable Subsidiary as being true and correct copies of the originals thereof, subject to no modifications or amendments;

                  (b) Articles of Incorporation of Company and each Subsidiary, certified by the Secretary of State of Florida and Articles of Organization for Rocky Mountain, certified by the Secretary of State of Colorado;

                  (c) Bylaws of Company and each Subsidiary and the operating agreement of Rocky Mountain, all as certified by the Secretary of Company;

                  (d) Stock certificates representing the Shares, together with accompanying signed stock powers or instruments of assignment, duly endorsed in blank for the transfer of the Shares to APPM with all necessary transfer taxes paid or other revenue stamps affixed thereto;

                  (e) a certificate of the Secretary of Company and each Subsidiary certifying the incumbency of the directors and officers of Company and each Subsidiary and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Company and each Subsidiary;

                  (f) a certificate, dated within ten days prior to the Closing Date, of the Secretary of State of Florida for Company and each Subsidiary establishing that each corporation is in existence, has paid all franchise or similar taxes, if any, and is in good standing to transact business in the State of Florida and a similar certificate from the Secretary of State of Colorado for Rocky Mountain;

                  (g) all authorizations, consents, approvals, permits and licenses referenced in Section 2.6 of this Agreement;

                  (h)      a Stockholder Release executed by each Shareholder;

                  (i) resignations, effective as of the opening of business on the Closing Date, of all officers and directors of Company and each Subsidiary;

                  (j) minute book and all other books and records, including all accounting records, of Company and each Subsidiary;

                  (k) a non-competition agreement executed by each Shareholder;

                  (l) a consulting agreement with APPM executed by Paul M. Stanley;

                  (m) legal opinion of Akerman, Senterfitt & Eidson, P.A.; and

                  (n) such other instrument or instruments prepared by Company or Shareholders as shall be necessary or appropriate, as APPM or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement and the transactions.

         Section 9.2 Deliveries of APPM. At or prior to the Closing Date, APPM shall deliver to Shareholders and Company the following, all of which shall be in a form reasonably satisfactory to Shareholders and Company:

                  (a) a copy of resolutions of the Board of Directors of APPM authorizing the execution, delivery and performance of this Agreement, the transactions to which APPM is a party, and all related documents and agreements in consummation of the transactions, each certified by the Secretary of APPM as being true and correct copies of the originals thereof, subject to no modifications or amendments;

                  (b) a certificate of the Secretary of APPM certifying the incumbency of the directors and officers of APPM and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of APPM;

                  (c) the Purchase Price as set forth on Exhibit A;

                  (d) legal opinion of Haynes and Boone, L.L.P.;

                  (e) consulting agreement with Paul M. Stanley executed by APPM; and

                  (f) such other instrument or instruments prepared by APPM as shall be necessary or appropriate, as Company or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement and the transactions.

                                    ARTICLE X

                              POST-CLOSING MATTERS

         Section 10.1 Further Instruments of Transfer. During a reasonable period following the Closing, at the request of APPM, Shareholders and Company shall at APPM's expense deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement and the transactions. During a reasonable period following the Closing, at the request of Company or Shareholders, APPM shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement and the transactions.

                                   ARTICLE XI

                                 INDEMNIFICATION

         Section 11.1 Indemnification by Shareholders. Subject to the terms and conditions of this Article XI, Shareholders jointly and severally agree to indemnify, defend and hold harmless APPM and its directors, officers, shareholders, employees, agents, attorneys, consultants, Affiliates, successors, permitted assigns, legal representatives, and heirs from and against all direct and indirect losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (including, without limitation, all reasonable costs of experts and all reasonable costs incidental to or in connection with any appellate process) (collectively, "Damages") asserted against or incurred by such individuals and/or entities arising out of, in connection with or resulting from:

                  (a) a breach by any Shareholder(s) or Company of any representation or warranty or covenant of Shareholder(s) or Company contained in this Agreement or in any schedule, exhibit, certificate or other document or instrument delivered pursuant to or as a part of this Agreement;

                  (b) any claim, lien, demand, cause of action, obligation, liability or damages against Company, any Subsidiary or any Shareholder for, arising out of, in connection with or resulting from, any act, event, fact, circumstance, failure to act, omission, misstatement or any other matter occurring or alleged to have occurred prior to the Effective Date regardless of when any such claim is made (subject to the limitation in Section 11.9) (it being the express intent of the parties that such indemnification shall apply to any and all events or non-events occurring or alleged to have occurred prior to the Effective
         Date);

                  (c) any violation (or alleged violation) by Company, Subsidiaries or Shareholder(s) and/or any of their respective past or present, directors, officers, partners, shareholders, managers, employees (including, without limitation, any licensed independent contractor), agents, consultants and Affiliates of Healthcare Fraud occurring prior to the Effective Date;

                  (d) the items listed on Schedule 4.1 and the actions taken by Shareholders with respect to such items; or

                  (e) any liability of Company to Tower Advanced MRI, Ltd. or any of its partners, or any liability resulting from that partnership or the business it owns and/or operates.

         Section 11.2 Indemnification by APPM. Subject to the terms and conditions of this Article XI, APPM agrees to indemnify, defend and hold harmless Shareholders, and, as applicable, their respective directors, officers, shareholders, employees, agents, attorneys, consultants, Affiliates, successors, permitted assigns, legal representatives, and heirs from and against all Damages asserted against or incurred by such individuals and/or entities arising out of, in connection with or resulting from:

                  (a) a breach by APPM of any representation or warranty or covenant of APPM (other than the covenant set forth in Section 4.3 and Exhibit B hereof) contained in this Agreement or in any schedule, exhibit, certificate or other instrument delivered pursuant to or as a part of this Agreement; or

                  (b) any claim, lien, demand, cause of action, obligation, liability or damages against against Company or any Subsidiary, for, arising out of, in connection with or resulting from, any act, event, fact, circumstance, failure to act, omission, misstatement, or any other matter occurring or alleged to have occurred on or after the Effective Date (subject to the limitation in Section 11.9).

         Section 11.3 Claims. All claims for indemnification pursuant to this
Article XI shall be asserted and resolved as follows:

                  (a) Any party claiming indemnification pursuant to this
         Article XI (an "Indemnified Party") shall promptly (and, in any event at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents) (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party (a "Third Party Claim") that could give rise to a right of indemnification pursuant to this Article XI and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party

         Claim (if an amount has been claimed in the papers served on the party seeking indemnification), and the basis of the Indemnified Party's request for indemnification under this Agreement. Except as provided in
         Section 11.5, the failure to promptly deliver a Claim Notice shall not relieve any Indemnifying Party of its obligations to any Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim as may be proved by the Indemnifying Party. Any damages ultimately awarded shall be reduced by the costs incurred as a result of such delay. Within 30 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XI with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against such Third Party Claim;

                  (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, with counsel reasonably acceptable to such Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this
         Section 11.3(b). Except as set forth in Section 11.3(f) hereof, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party reasonably shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
         Section 11.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party or if the alleged act, event, fact, circumstance, failure to act, omission, misstatement or other matter giving rise to the matter occurred while Shareholders owned Company and while APPM owned Company, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof from the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be prohibited from confessing or settling any criminal allegations brought against the Indemnified Party without the express written consent of the Indemnified Party.

                  (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 11.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to
         Section 11.3(b) but, in the reasonable opinion of the Indemnified Party, fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XI and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party or if the alleged act, event, fact, circumstance, failure to act, omission, misstatement or other matter giving rise to the matter occurred while Shareholders owned Company and while APPM owned Company, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

                  (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty
         (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

                  (e) Payments of all amounts owing by any Indemnifying Party pursuant to this Article XI relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to
         Section 11.3(d) shall be made within thirty (30) days after the later of (i) the expiration of the 30-day Indemnity Notice period or

         (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                  (f) The Indemnifying Party shall provide the Indemnified Party with written notice of any firm offer that is made to settle or compromise a Third Party Claim against an Indemnified Party. If a firm offer is made to settle such a claim solely by the payment of money damages, and such offer is contingent only upon the acceptance by the Indemnifying Party, and the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party agrees to such settlement, but the Indemnified Party elects not to accept and agree to it, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the total maximum liability of the Indemnifying Party to indemnify or otherwise reimburse the Indemnified Party hereunder with respect to such a claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and reasonable expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Party desired to accept such settlement.

                  (g) Notwithstanding any provision herein to the contrary, the obligation of an Indemnifying Party to provide indemnification to an Indemnified Party for any Damages resulting under Section 11.1 with respect to Company and Shareholders, or Section 11.2, with respect to APPM, shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by the Indemnified Parties pursuant to either Section 11.1 or Section 11.2, as applicable, as a result of such item(s) exceeds $25,000.00 (the "Basket"), after which, such obligation shall take effect only with respect to such Damages in excess of such threshold. By way of example, if an Indemnified Party has five (5) claims of $5,000.00 of Damages each against the Indemnifying Party, then no amounts would be owed by the Indemnifying Party to the Indemnified Party; provided, however, that any additional claim(s) for Damages by the Indemnified Party against the Indemnifying Party for an amount(s) equal to or greater than $1.00 would be subject to dollar-for-dollar indemnification. Any claims involving fraud, intentional misrepresentation, title to the Shares, Taxes, Litigation, Healthcare Fraud, Special Liabilities or medical or professional malpractice are expressly excluded from the Basket and shall be paid from the first dollar ($1.00) with respect to such Damages.

                  (h) An Indemnifying Party shall not be obligated to provide indemnification to an Indemnified Party for any Damages resulting under
         Section 11.1 with respect to Company and Shareholders, or Section 11.2 with respect to APPM, after the cumulative amount of all amounts paid by the Indemnifying Party to the Indemnified Party(ies) equals eighty percent (80%) of the consideration paid by APPM to Shareholders pursuant to Exhibit A and Exhibit B of this Agreement, the value of such consideration being determined as of the date such consideration is paid, regardless of the date any such indemnification payments are paid. Any claims involving fraud, intentional misrepresentation, Taxes, title to the Shares, Litigation, Healthcare Fraud, Special Liabilities or professional or medical malpractice are expressly excluded from this limitation on indemnification.

                  (i) The remedies provided in this Agreement shall be exclusive of any other rights or remedies available to one party against the other, either at law or in equity, except that this section shall not limit APPM's right to equitable relief, to the extent and as appropriate, with respect to fraud, intentional misrepresentations, title to the Shares, the Development Center Assets, Taxes, Litigation, Healthcare Fraud, Special Liabilities or medical or professional malpractice.

                  (j) Notwithstanding anything to the contrary herein, in the event APPM causes Company or any Subsidiary to sell, transfer or otherwise assign, APPM, Company, a Subsidiary or an imaging center owned by a Subsidiary, then the purchaser, transferee and/or assignee shall be an express third party beneficiary of the indemnification provisions of this Agreement and may assert a claim directly against and, if appropriate, shall be indemnified directly by, Shareholders.

         Section 11.4 Intentionally Omitted.

         Section 11.5 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefits received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

         Section 11.6 Indemnification for Certain Real Estate Leases. If any one or more Development Centers are not operational by April 30, 2000 (or August 1, 2000, in the event of a Regulatory Delay or Acts of God), and the lessee of the real estate leases for such Development Centers is either Company or a Subsidiary, Company and/or Subsidiary may, in its sole discretion and without further notice, assign one or more such real estate leases to Questar MRI and/or Shareholders who shall immediately assume such real estate lease and hold APPM, Company and Subsidiaries harmless with respect thereto. If any lease cannot be assigned to Questar MRI or Questar MRI or the Shareholders cannot cause Company and/or Subsidiaries to be released from all liability with respect to such lease, then Shareholders shall have ninety (90) days to negotiate and consummate an early termination, sublease, assignment or similar arrangement of the lease with the lessor. Any such arrangement must include a complete release of Company, Subsidiaries and/or APPM, as reasonably requested by APPM. If Shareholders fail to finalize such arrangement with the lessor, Company and/or Subsidiary shall retain the lease and demand and obtain complete payment from Shareholders in an amount equal to the net present value cost of all payments and obligations due under the leases during their primary term discounted at a rate of 6%. In addition, Company shall have no obligation to mitigate its payments and obligations under such lease(s). In the event Shareholders pay the net present value cost of all payments and obligations due under the leases as provided above, and Company subsequently mitigates its damages under the lease by negotiating an early termination, sublease, assignment or other arrangement, Company shall remit to Shareholders the difference between the amount paid by Shareholders and the actual amount of the obligations paid by Company. In addition, if Shareholders elect to operate one or more of such Development Center(s) pursuant to Exhibit "B" hereunder, and APPM does not exercise its option to purchase such Development Center(s), then Company and/or Subsidiary may, without further notice, assign the Real Estate Leases pertaining to such Development Centers to Questar MRI and/or Shareholders who shall immediately assume such real estate lease and hold APPM, Company, and Subsidiaries harmless with respect thereto.

         Section 11.7 Net Worth. Each Shareholder covenants and agrees that such Shareholder shall maintain and preserve an individual net worth of not less than $4,000,000 each (the "Net Worth Amount"), for a period of twenty-four (24) months following the Effective Date; provided, however, that in the event any claim for indemnification is held over thereafter in accordance with Article XI, then each Shareholder shall maintain such Net Worth Amount after such date in an amount equal to the lesser of (i) $4,000,000, or (ii) the amount of such claim. Each Shareholder further covenants and agrees (i) that his respective Net Worth Amount shall consist of assets other than assets exempt from creditors' reach under applicable state law and (ii) that during such 24-month period, the assets comprising his Net Worth Amount shall at all times be located and remain in the United States.

         Section 11.8 Right of Set-off. Upon notice to Shareholders specifying in reasonable detail the basis for such set-off, APPM may set off any amounts that become due to Shareholders pursuant to this Agreement or any other agreement or document executed and delivered in connection with the transactions contemplated herein, against amounts payable by Shareholders to APPM pursuant to the provisions of this Agreement, including, but not limited to, any payments due by Shareholders under the indemnification provisions or otherwise. The exercise in good faith of such right of set-off by APPM, whether or not ultimately determined to be justified, will not constitute a default of APPM under this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit APPM in any manner in the enforcement of any other remedies that may be available to it.

         Section 11.9 Survival.

                  (a) Except as expressly provided herein or in any other document delivered pursuant to this Agreement, all of the respective obligations of the parties contained in this Agreement or in any other document delivered in accordance with and pursuant to this Agreement, including without limitation all covenants, agreements, indemnities, representations (other than with respect to the due authority of a party), and warranties (other than with respect to the due authority of a party), shall survive Closing for a period of twenty-four (24) months; provided, however, that the limitation of this clause (a) shall not apply to claims involving fraud, intentional misrepresentations, title to the Shares, Taxes, Litigation, Healthcare Fraud, Special Liabilities, or medical or professional malpractice, for which the period for making such claims shall expire on the date which is six (6) months after the termination of the applicable statute of limitations relating thereto.

                  (b) If, within such twenty-four (24) month period (or longer period, if applicable), no written notice is given by one party to the other party of any alleged breach of a covenant, agreement, indemnification, representation, or warranty of the other party under this Agreement, then all liability of the other party, except as otherwise provided in this Agreement, shall terminate. If either party files suit with respect to any alleged breach of a covenant, agreement, indemnification, representation or warranty, and notice is given to the other party within such twenty-four (24) month period (or longer period, if applicable), then the liability of the other party shall survive as to the matter(s) in question in such notice, and the liability of the other party as to all other matters shall cease, except as otherwise provided in this Agreement.

                  (c) Notwithstanding any other provision of this Agreement to the contrary, Article XI of this Agreement shall survive the Closing.

                                   ARTICLE XII

                                  MISCELLANEOUS

         Section 12.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         Section 12.2 Assignment. Except as otherwise provided herein, neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except an assignment by APPM to a wholly-owned subsidiary of APPM; provided that any such assignment shall not relieve APPM of its obligations hereunder. Notwithstanding the foregoing provision or any other provision in this Agreement, APPM's right to assign, transfer, convey, hypothecate or otherwise dispose of the Shares immediately after the Closing and at any time thereafter shall be unrestricted other than as required by federal and state securities laws for compliance therewith.

         Section 12.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Except as otherwise expressly provided herein, neither this Agreement nor any other agreement contemplated hereby or by the transactions shall be deemed to confer upon any Person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         Section 12.4 Schedules and Exhibits. Company Disclosure Schedules and Exhibits attached to this Agreement are by this reference incorporated herein and made a part hereof.

         Section 12.5 Entire Agreement. Except as is expressly provided in writing, this Agreement and transactions contemplated hereby and thereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 12.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 12.7 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing in accordance with the provisions of Section 11.6, and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Company, Shareholders or APPM pursuant to this Agreement shall be deemed to have been representations and warranties by Company, each Shareholder or APPM, as applicable.

         Section 12.8 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS RULES OF THE STATE OF TEXAS.

         Section 12.9 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 12.10 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 12.11 Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties to this Agreement intend that each representation, warranty and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         Section 12.12 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APPM has determined in its good faith judgment and after advice of legal counsel to be required by federal securities laws or the rules of the National Association of Securities Dealers, or (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement or (c) as required by law.

         Section 12.13 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered, when delivered to the party to whom notice is sent, (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, or (iii) if delivered by nationally recognized overnight courier, at the close of the next business day following delivery to said overnight courier, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

          If to APPM :          American Physician Partners, Inc.
                                3600 Chase Tower
                                2200 Ross Avenue
                                Dallas, TX  75201-2776
                                Attn: Mark L. Wagar, President and CEO
                                      Paul M. Jolas, Esq., General Counsel and
                                      Senior Vice President

          with a copy to:       Haynes and Boone, LLP
                                901 Main Street, Suite 3100
                                Dallas, Texas 75202
                                Attn: Kenneth K. Bezozo, Esq.

          If to Company
          or Shareholders:      Paul M. Stanley
                                16407 Avila Blvd.
                                Tampa, Florida 33613

                                Thomas R. Newkirk
                                4943 Bay Way Drive
                                Tampa, Florida 33629

                                Joseph J. Clauer
                                1004 Taray de Avila
                                Tampa, Florida 33613

          with a copy to :      Akerman, Senterfitt & Eidson, P.A.
                                One S.E. 3rd Avenue, 28th Floor
                                Miami, Florida 33131
                                Attn: Marshall R. Burack, Esq.

         Section 12.14 No Waiver. No party hereto shall by any act (except by written instrument pursuant to Section 12.1 of this Agreement), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as expressly set forth herein, no remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 12.15 Remedies Not Exclusive. Except as is expressly set forth in Article XI, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

         Section 12.16 Execution. Other than original stock certificates, this Agreement and any other documents related hereto, including exhibits and/or certificates, may be executed by facsimile signature page.

         Section 12.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         Section 12.18 Costs, Expenses and Legal Fees. Each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

                                  ARTICLE XIII

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acts of God" shall mean an act occasioned exclusively by forces of nature without the interference of any human agency.

         "Affiliate" with respect to any Person shall mean a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.

         "APPM" shall have the meaning set forth in the preamble to this Agreement.

         "Available Cash" shall have the meaning set forth in Section 1.5.

         "Claim Notice" shall have the meaning set forth in Section 11.3(a).

         "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 1.4.

         "Closing Date" shall have the meaning set forth in Section 1.4.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall mean Questar Imaging, Inc., a Florida corporation.

         "Company Annual Financial Statements" shall mean the unaudited balance sheet of Company as of December 31, 1998, and the related statements of income, stockholders' equity and statements of cash flows of Company for the year ended December 31, 1998.

         "Company Common Stock" shall have the meaning set forth in the preamble to this Agreement.

         "Company Current Balance Sheet" shall mean the unaudited balance sheet of Company as of May 31, 1999.

         "Company Current Financial Statements" shall mean the related statements of income, stockholders' equity and statements of cash flows of Company for the period ended May 31, 1999, and Company Current Balance Sheet.

         "Company Financial Statements" shall mean, collectively, Company Annual Financial Statements and Company Current Financial Statements.

         "Company Rights" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Company Common Stock, or by which Company is or may be bound to issue additional shares of Company Common Stock or other Company Rights.

         "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular Person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

         "Controlled Group" shall have the meaning set forth in Section 2.13(g).

         "Current Policies" shall have the meaning set forth in Section 2.17.

         "Damages" shall have the meaning set forth in Section 11.1.

         "Development Centers" shall have the meaning set forth in Section 4.2.

         "Development Center Assets" shall have the meaning set forth in
Section 4.2.

         "Election Period" shall have the meaning set forth in Section 11.3(a).

         "Employee Benefit Plans" shall have the meaning set forth in
Section 2.13.

         "Encumbrance" shall mean any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental Laws" shall have the meaning set forth in
Section 2.14(e).

         "Environmental Liabilities" shall have the meaning set forth in
Section 2.14(e).

         "ERISA" shall have the meaning set forth in Section 2.13.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Governmental Programs" shall have the meaning set forth in
Section 2.19.

         "Hazardous Substances" shall have the meaning set forth in
Section 2.14(e).

         "Indemnified Party" shall have the meaning set forth in
Section 11.3(a).

         "Indemnifying Party" shall have the meaning set forth in
Section 11.3(a).

         "Indemnity Notice" shall have the meaning set forth in Section 11.3(d).

         "Insurance Policies" shall have the meaning set forth in Section 2.17.

         "IRS" shall mean the Internal Revenue Service.

         "Material Agreement" shall have the meaning set forth in Section 2.18.

         "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery, (v) contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals, (viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and
(xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

         "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Section 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Section 1401 et seq.,
(iv) The Occupational Safety and Health Act, 29 USCA Section 651 et seq., (v) the United States Department of Health and Human Services, National

Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any of Company's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

         "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C.
Section 6992, et seq.

         "Ordinary course of business" shall mean the usual and customary way in which the particular entity has conducted its business in the past.

         "Other Contracts" shall have the meaning set forth in Section 2.18.

         "Payors" shall mean any and all private or governmental Persons, obligated by contract or by law to render payment to Company in consideration of the performance of professional medical services including, but not limited to, Medicare and Medicaid Programs, insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems and CHAMPUS.

         "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

         "Private Programs" shall have the meaning set forth in Section 2.19.

         "Proprietary Rights" shall have the meaning set forth in Section 2.21.

         "Purchase Price" shall have the meaning set forth in Section 1.2 hereof.

         "Regulated Activity" shall have the meaning set forth in
Section 2.14(e).

         "Schedules" shall mean the schedules attached hereto as of the date of this Agreement or otherwise delivered by Company pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Shareholder" shall have the meaning set forth in the recitals to this Agreement.

         "Shareholders" shall have the meaning set forth in the recitals to this Agreement.

         "Shareholders' Release" shall have the meaning set forth in
Section 9.1(o).

         "Subsidiary" and "Subsidiaries" means any corporation, partnership, limited liability company, joint venture or other entity in which Company has an ownership interest, regardless of whether Company's ownership interest in such entity constitutes a majority interest.

         "Subsidiaries Rights" shall mean all arrangements, calls, commitments, agreements, options, rights to subscribe to, scrips, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Subsidiaries' Capital Stock,


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



or by which Company and/or any Subsidiary is or may be bound to issue additional shares of Subsidiaries Capital Stock or other Subsidiaries Rights.

         "Subsidiary's Capital Stock" or "Subsidiaries' Capital Stock" shall have the meaning set forth in Section 2.2(b).

         "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate income, franchise, property, sales, use, payroll, withholding, environmental, duties, value added and all other returns whatsoever reporting or showing taxes, assessments and other governmental charges, including all penalties, interest and additional amounts due thereon or with respect thereto (including all information and other returns).

         "Third Party Claim" shall have the meaning set forth in
Section 11.3(a).

         "Trade Payables" shall mean all expenses incurred by Company and Subsidiaries and invoiced by a vendor for payment, including billing and collection fees due to third parties. Trade Payables exclude real property rent payments, equipment lease payments, payroll and employee related expenses.


                                   * * * * *


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


         IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to sign, or has signed, this Stock Purchase Agreement as of the date first written above.




                APPM:

                AMERICAN PHYSICIAN PARTNERS, INC.


                By:
                         -----------------------------------------------
                         Mark L. Wagar, President and Chief Executive
                         Officer



                COMPANY:

                QUESTAR IMAGING, INC.
                a Florida corporation


                By:
                         -----------------------------------------------
                         Paul M. Stanley, President and Chief Executive
                         Officer



                SHAREHOLDERS:


                --------------------------------------------------------
                Paul M. Stanley



                --------------------------------------------------------
                Thomas R. Newkirk



                --------------------------------------------------------
                Joseph J. Clauer





                                       45